Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

M.D.C. HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Rule 457(h)	3,000,000	$39.14	$117,420,000	0.0001102	$12,939.68

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the M.D.C. Holdings, Inc. 2021 Equity Incentive Plan (the “2023 Equity Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and (h) under the Securities Act, as to the shares authorized for issuance pursuant to the 2023 Equity Plan, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 26, 2023, because the price at which the securities to be granted in the future may be exercised is not currently determinable.